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                                                                 EXHIBIT 10.13C

                                  June 10, 1997


Mr. James H. Smith
25081 Devon
Mission Viejo, CA  92692

         Re: Agreement for Services

Dear Jim:

         When executed by you and a duly authorized representative of ParcPlace/Digitalk, Inc. (the "Company"), this letter will set forth the agreement (the "Agreement") reached between you and the Company with regard to your employment.

                  Term of Employment. The initial term of this Agreement shall be for a period of six (6) months commencing on June 10, 1997 and continuing until the six (6) month anniversary of such commencement date. If, during this initial term, the Company terminates your employment for any reason other than "Cause", as hereinafter defined, you shall be entitled to receive an amount equal to the remaining unpaid compensation for such six (6) month period, payable in a lump sum at the time of such termination. After the initial six (6) month term, your employment shall continue for an indefinite period, terminable by either party (with or without cause) upon giving not less than ninety (90) days written notice of such termination to the other party. If the Company terminates your services upon less than ninety (90) days notice (unless for Cause), you shall be entitled to compensation for the entire ninety (90) day period, payable in a lump sum at the time of such termination. For the purpose of this Agreement, "Cause" shall mean conviction of a felony, actions on your part involving fraud or dishonesty which are intended to result in your material personal enrichment at the expense of the Company, or repeated willful violations of specific directions to you from the Company's board of directors and which have not been cured by you within a reasonable time after written notice to you specifying the nature of such violations.

                  Title and Duties. You will be employed by the


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Company as Vice President of Sales Operations. You shall use your best efforts to promote the business and affairs of the Company, and shall discharge your responsibilities in a diligent and faithful manner, consistent with sound business practices.

         Compensation.

                  Base Salary. Subject to all customary withholding and other deductions as may be required by applicable laws, you will be compensated at an annual rate of One Hundred Ninety Five Thousand Dollars ($195,000), to be reviewed on each anniversary of employment at the discretion of the Company.

         (b) Discretionary Bonus. During the term hereof, you will be eligible to receive a discretionary bonus at the discretion of the Board of Directors.

         Benefits.

                  Medical and Other Benefits. As you become eligible for them, you will be entitled to receive from the Company those medical, dental and related benefits which are currently available to the Company's CEO. You agree that nothing contained in the Agreement shall prevent the Company from changing insurance carriers or from effecting modifications to or eliminating such benefits entirely. You will also receive all other benefits to which the Company's current CEO is entitled.

                  Stock Options. Subject to the terms and conditions of the terms of a written stock option agreement to be entered into between you and the Company, the Company shall grant to you an option (the "Option") to acquire four hundred fifty five thousand (455,000) shares of the Company's common stock (the "Option Shares"), at a purchase price per share equal to the closing price of a share of the Company's common stock on the NASDAQ Stock Market on the date hereof, as reported by The Wall Street Journal. The Option shall vest with respect to 151,667 Option Shares six (6) months from the date hereof, and 75,833 Option Shares on each three (3) month anniversary date thereafter. In addition, all of the Option Shares shall vest on an accelerated basis immediately prior to
(i) the dissolution or liquidation of


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the Company, (ii) the reorganization, merger or consolidation of the Company with or into one or more other corporations, (iii) the sale of a majority of the Company's assets in connection with the distribution of the sales proceeds therefrom to the stockholders of the Company, or (iv) the acquisition by any person or entity, or group of affiliated persons or entities, of equity securities of the Company representing thirty percent (30%) or more of the aggregate voting power of all outstanding securities of the Company. Your options shall cease further vesting upon the cessation of your employment by the Company. Notwithstanding the foregoing, in the event the Company terminates your employment for other than Cause, then with your and the Company's consent (which consents will not be unreasonably withheld), you shall serve as an advisor to the Company, and your options will continue to vest, for a period of eighteen
(18) months following the date hereof (at which time your options shall be fully vested). Such advisory services shall be on a part time/occasional basis and, unless otherwise agreed to by the Company, you will not be entitled to compensation for such advisory work. The Company shall file a Registration Statement on Form S-8 registering the shares underlying the option with the SEC and file with the Nasdaq Stock Market a supplemental listing application for such shares within sixty days from the date of this letter. Your Stock Options shall have a five (5) year term. In the event your employment with the Company ceases for any reason, you will have three (3) years to exercise any vested Option Shares.

                  Reimbursable Expenses. Subject to your furnishing to the Company adequate records and other documentary evidence, the Company shall reimburse you for all reasonable travel and business expenses incurred by you in carrying out your duties hereunder at either office located in California.

                  Confidentiality. You agree to sign the Company's standard form confidentiality agreement.

                  Waiver and Modification. No provision hereof may be waived or modified unless in writing and signed by both parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein.

                  Entire Agreement. Except as set forth in Sections 4(b) and 6 herein, this Agreement contains the sole and



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entire agreement between the parties and supersedes all prior oral and written agreements, understandings, statements and practices between the parties.

                  Arbitration. Any dispute arising out of this agreement or your employment by the Company shall be resolved by binding arbitration with JAMS/Endispute. The prevailing party shall be entitled to recover his/its reasonable attorneys' fees and costs.

         If the foregoing accurately sets forth your understanding as to the terms of your services, please sign and return the enclosed copy of this letter.

                                           PARCPLACE/DIGITALK, INC.



                                           By: /s/ PARCPLACE-DIGITALK, INC.
                                              --------------------------------


AGREED AND ACCEPTED:


/s/ JAMES H. SMITH
--------------------------
James H. Smith